LAS VEGAS GAMING, INC.
                        LICENSE AGREEMENT



     AGREEMENT entered into this 22nd day of February 2001, between Las Vegas Gaming, Inc., a Nevada corporation having offices located at 3261 South Highland Drive, Suite 613, Las Vegas, Nevada 89109 (hereinafter referred to as "LVGI"), and Park Place Entertainment Corporation., having offices located at 3930 Howard Hughes Parkway Las Vegas, NV 89109-0943 (hereinafter referred to as "Licensee").


                           WITNESSETH:

     WHEREAS, LVGI is the owner of certain U.S. patent applications, trademarks, trademark applications, copyrights, copyright applications and registrations in respect of a 2-9 spot linked and progressive keno game (the 5-spot version hereinafter referred to as the "Game"), and provider of certain hardware and software:

     WHEREAS, Licensee desires to license the Game from LVGI for play in its Nevada casinos.

     NOW, THEREFORE, the parties agree as follows:

1.     Grant.   LVGI hereby grants to Licensee, and Licensee
hereby accepts, a non-exclusive license to operate the
Game in the casino. LVGI also grants Licensee right to broadcast results of the Game on its website.
2.	License Fees.   Licensee shall pay to LVGI, without
reduction or setoff 10% of ticket price per ticket sold
for the 5-spot progressive ticket (known hereafter as
Nevada Numbers).
3. Marketing Fund. A marketing fund of 6% of the ticket price per ticket sold will be established. These monies will be used for any sort of promotion mutually agreed
upon by Licensee and LVGI. On an annual basis, if for any reason all these monies are not spent, then LVGI and
Licensee shall split the unspent monies equally. All
payments due to LVGI will be due on the tenth day of the
month following the month the obligation was incurred.
Initial promotional funds (the amount of which will
mutually be determined) will be provided equally by
Licensee and LVGI.  The initial marketing and capital
costs incurred by Licensee and LVGI will be reimbursed
from the Marketing Fund.  All reimbursements from the
marketing fund shall be agreed to by both parties.
4.     Progressive Jackpot.    Licensee shall have the option of
insuring the "seed" (opening level, currently envisioned to be $5 million) amount of the jackpot. However, in any case, Licensee shall be responsible for paying $2.5 million to LVGI for payment to the jackpot winner at the time an official winner is declared. LVGI and PPE shall each pay half the difference if any between the net present value of the base jackpot and the $2.5 due from PPE. LVGI shall be responsible for meter values above the seed value. Licensee shall remit to LVGI on a weekly basis, fifty cents ($.50) per ticket sold in order to fund the progressive portion of the jackpot. LVGI will deposit the funds into

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an interest bearing money market account at Merrill Lynch.
LVGI and PPE will each assign officers as signers on the
account.  A representative from PPE and LVGI must each sign
to authorize all transactions.
5.	Jackpot.  Winners shall have the option of receiving  the
net present value of the progressive meter in cash or 25
equal annual installments equivalent to 1/25 of the
progressive meter subject to approval by the Nevada Gaming
Control Board.
6. Progressive Reserve. In the event of a reduction in the progressive contribution rate, 25% of all wagers will continue to be deposited in the progressive reserve fund.
PPE shall retain the annuity gain on wagers generated at
PPE properties.
In the event the entire Nevada Numbers game is cancelled,
each licensee shall have its progressive contribution
reimbursed for eventual return to the public.  If an
individual licensee should withdraw from the network, its contributions will remain in the progressive fund.
7. Communication Expense. LVGI is responsible for all necessary incremental communication costs among PPE locations for operation of the game.
8. Other Jurisdictions. This agreement shall extend to New Jersey, Mississippi, Louisiana, and Indiana subject to regulatory approval.  This agreement shall not apply to
Indian gaming operations in any state.
9. Limited Right to Terminate. Provided fewer than 250 tickets per day per location on a monthly average are sold for three consecutive months, Licensee may terminate the
Game with a sixty (60) day written notice to LVGI.
10.    Training.   LVGI shall provide or arrange to provide a
reasonable amount of training in the operation of the
Game.
11.     Responsibilities of Licensee.   During the term of this
Agreement, Licensee shall , (i) run and maintain necessary cabling (ii) purchase and maintain necessary monitors for Licensee's games (iii) operate LVGI equipment in a responsible manner, (iv) submit the required forms to the
State of Nevada Gaming Control Board for licensing of the
game to licensee and (v) be responsible for all employees
and security necessary to operate the Game within its
casinos.
12.     Rules of Play.   Licensee shall operate the Game in
accordance with the rules of play specified by LVGI and
shall advertise and operate the Game in a high quality, professional and lawful manner. LVGI shall have the right to inspect the Game in the casino to ensure that Licensee complies with this quality control. Licensee shall cooperate with LVGI in allowing LVGI to showcase the Game
to other prospective licensees.
13.     Compliance with Law.   Licensee and LVGI hereby warrant
and represent that they are in compliance with all registration and licensing required by law and that they shall comply with all gaming laws, compacts, ordinances, rules and regulations, including, but not limited to, if necessary, approval, certification and licensing by all federal, state and local agencies. Licensee shall pay, and have sole responsibility for, all costs, dues, assessments, charges, registration fees and any other cost, fee or charge which may be applicable to the sale, licensing, ownership, possession, operation or use of the Game. LVGI is responsible for paying all applicable gaming taxes on their share of revenue derived from the Game.
14.     Indemnity.

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(a)	Licensee agrees to indemnify and hold LVGI, its
officers, employees and directors, harmless from and
against any and all claims, actions, damages,
liability, costs and expenses arising from or out of
(i) any occurrence caused by the act or omission of Licensee, its customers, invitees, contractors, vendors or suppliers; (ii) any violation of any law, regulation or ordinance applicable to Licensee; or
(iii) any breach or violation of the terms of this Agreement, except to the extent any of the foregoing is caused by the negligence or willful misconduct of
LVGI, its officers, employees or directors.
(b) LVGI agrees to indemnify and hold Licensee, its officers, employees and directors harmless from and against any and all claims, actions, damages,
liabilities, costs and expenses (including reasonable attorneys' fees) arising from or out of any infringement of any party's trademark, copyright or
patent rights in connection with the Game except as
to any modification of the Game not authorized by
LVGI; or any breach or violation of the terms of this
Agreement.   LVGI's indemnity under this Paragraph is
conditioned upon (i) Licensee giving LVGI prompt notice in writing of any claim or threat of any such claim; (ii) LVGI having full opportunity to conduct the defense; and (iii) Licensee's cooperation in the defense of such claim. Licensee shall not incur any defense costs for LVGI's account without LVGI's prior written consent unless LVGI fails to assert a defense or otherwise fails to take appropriate action required to protect Licensee under this provision.
At its option, LVGI may, at any time, modify the Game in order to avoid or settle an infringement claim.
15.    Limitation of Liability.
(a) LVGI does not make any express or implied warranties beyond those in paragraph 13 above.
(b) In no event will LVGI be liable for any lost revenues or profits or other special indirect, consequential or punitive damages, even if LVGI has been advised of the possibility of such damages.
16.    Term.
(a) The term of this Agreement shall commence on the date it is signed and shall remain in force and effect for a term of five (5) years. It is renewable in five year increments by agreement of both parties at least ninety (90) days prior to expiration.
(b) The non-breaching party (either LVGI or PPE) shall have the right to terminate the agreement immediately at any time:
(1) If either party fails to make any payment due hereunder, and if such default shall continue for a period of thirty (30) days after written notice of such default is sent to Licensee;
(2) If either party is unable to pay its obligations when due, or makes any assignment for the benefit of creditors, or files any petition in bankruptcy, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency is appointed; or
(3) If either party fails to perform any other material term or condition of this Agreement and the same has not been cured within thirty (30) days after written notice is sent to Licensee.
If the default is not cured within

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such time,
LVGI or PPE may accelerate and declare any
remaining unpaid balance hereunder due and
payable.   In the case of such default, Licensee
shall assemble the property which is the subject
of this Agreement and make it available to LVGI
at a reasonably convenient place designed by
LVGI and afford LVGI the right to enter upon the
premises of Licensee wherever said property is
located for the purpose of removing same.
17.    Internal Usage.   The Game is the sole and exclusive
property of LVGI.  Licensee agrees to use the Game solely
in its own casinos and not to modify, reproduce, sell or sublicense the Game without consent from LVGI. LVGI retains and reserves all rights in the Game not granted to Licensee under this Agreement. Nothing contained herein shall, however, preclude Licensee from disclosing reports
and/or information generated from the Game for internal
use and for reporting to any regulatory agency.
18.    Force Majeure.   Neither party shall be liable for failure
to perform its obligations under this Agreement (other
than the payment of fees and other amounts due LVGI) due
to unavoidable delays caused by fire, catastrophe, strikes
or labor trouble, civil commotion, acts of God,
governmental prohibitions of regulations or inability to
obtain materials by reason thereof, or any other causes
beyond such party's reasonable control.   The party
suffering an event of force majeure shall have additional
time for performance.
19.    Transfer of Rights.   Neither the rights, the benefits nor
the obligations under this Agreement shall be assigned or transferred by either party without the prior written consent of the other party. Such consent shall not be unreasonably withheld. Such consent shall not be required, however, in the case of an assignment to an
affiliated company or to a successor entity resulting from
a merger or consolidation.
20.    Independent Contractor.   Licensee is an independent
contractor and not an agent, partner, employee or legal representative or otherwise authorized to act for or on behalf of LVGI. Licensee is not authorized to make any
agreement, warranty, covenant or other representation or
to create any implied or express obligation on behalf of
LVGI.
21.    Notices.   All notices to be given and all payments to be
made hereunder shall be given or made at the respective
addresses of the parties as set forth above unless
notification of a change of address is given.
22.    Amendments.   This Agreement shall be modified only by a
written agreement between LVGI and Licensee executed by
persons authorized to execute agreements on their behalf.
23.    Non-Waiver.   No failure to exercise and no delay in
exercising any right, power or privilege hereunder on the
part of either party shall operate as a waiver of any
right, power of privilege.
24.    Severability.   If any part of this Agreement is adjudged
by any court of competent jurisdiction to be invalid, that judgment shall not affect or nullify the remainder of this Agreement.
25. Compliance Committee. LVGI and PPE acknowledge that both parties and they and their subsidiary and affiliate corporations hold privileged gaming licenses in multiple jurisdictions. As a condition precedent and continuing condition to the effectiveness of this Agreement, it is subject to the approval of each parties compliance committee prior to and during the term of this Agreement.
In the event either party fails to promptly

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comply or
cause compliance with the foregoing obligation, or in the event either party or this Agreement are at any time disapproved by said Compliance Committees in their absolute discretion upon a determination that a continued association with the other party or its agents could be detrimental to a gaming license of either party or its subsidiary or affiliate corporations, this Agreement shall immediately terminate without any liability whatsoever, except as to amounts previously accrued and owing.
26.    Governing Law.   This Agreement shall be deemed to have
been made in and shall be construed pursuant to the laws
of the State of Nevada.
27.    Entire Agreement.   This Agreement is the complete and
exclusive statement of the understanding of the parties and it supersedes all previous written and oral agreements and communications relating to the subject matter of this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 20th day of February, 2001.

                                          Las Vegas Gaming, Inc.

                                          By: /s/ Russell R. Roth
                                          ------------------------

                                          Park Place Entertainment
                                          Corporation:

                                          By: /s/ Thomas M. Sears
                                          -------------------------

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